                                                                   EXHIBIT 10.10

                                 AMENDMENT NO. 1
                                     TO THE
                     COLLABORATIVE CLININCAL RESEARCH, INC.
                   AMENDED AND RESTATED 1996 KEY EMPLOYEES AND
                          CONSULTANTS STOCK OPTION PLAN

         This Amendment No. 1 (the "Amendment") to the Collaborative Clinical Research, Inc. Amended and Restated 1996 Key Employees and Consultants Stock Option Plan is made this 20th day of May, 1997 by the Board of Directors of Collaborative Clinical Research, Inc. (the "Company").

                               W I T N E S S E T H

         WHEREAS, the Company's Board of Directors adopted the Company's Amended and Restated 1996 Key Employees and Consultants Stock Option Plan (the "Plan") on February 29, 1996; and

         WHEREAS, the Plan was approved at a meeting of the Company's shareholders on May 2, 1996; and

         WHEREAS, the Plan provided for up to 182,667 common shares ("Common Shares") available for grant under the Plan; and

         WHEREAS, the Company desires to amend the Plan to increase the number of Common Shares authorized for issuance under the Plan from 182,667 Common Shares to 557,667 Common Shares in order to further the purposes of the Plan.

         NOW, THEREFORE, in consideration of the foregoing, the Plan is amended as follows:

         SHARES SUBJECT TO THE PLAN. The first paragraph of Section 6 of the Plan is deleted in its entirety and the following paragraph is substituted in lieu thereof:

         "Subject to the provisions of Section 9 concerning payment for stock appreciation rights in Common Shares and subject to the provisions of the next succeeding paragraph of this Section 6, the aggregate number of Common Shares for which options may be granted under the Plan shall be 557,667 Common Shares. Either treasury or authorized and unissued Common Shares, or both, in such amounts, within the maximum limits of the Plan, as the Committee shall from time to time determine, may be so issued. All Common Shares which are the subject of any lapsed, expired or terminated options may be made available for reoffering under the Plan to any Key Employee or Consultant. If an option granted under this Plan is exercised pursuant to the terms and conditions determined by the Committee under Subsection 7(d), and a stock appreciation right is not granted in conjunction with the option pursuant to Section 9, any Common Shares which are the subject thereof shall not thereafter be available for reoffering under the Plan to any Key Employee or Consultant. If a stock appreciation right is granted in conjunction with an option pursuant to Section 9, and if the option agreement with the Optionee provides that exercise of the stock appreciation right shall be in lieu of exercise of the options, and the stock appreciation right is thereafter exercised in whole or in part, then the option or the portion thereof with respect to which the stock appreciation right was exercised shall be deemed to have been exercised and the Common Shares which otherwise would have been issued upon exercise of such option, to the extent not used in payment for the stock appreciation rights, may be made available for reoffering under the Plan to any Key Employee or Consultant."